Exhibit 99.1

Forum Energy Technologies Adopts Limited Duration Stockholder Rights Plan
HOUSTON--(BUSINESS WIRE)--April 29, 2020-Forum Energy Technologies, Inc. (NYSE: FET) (the “Company”) today announced that its Board of Directors has approved the adoption of a limited duration Stockholder Rights Plan (the “Rights Plan”), effective April 29, 2020. The Rights Plan is similar to plans adopted by numerous publicly traded companies.
In light of the significant market disruption caused by the rapid and sharp decline in oil prices, which has been exacerbated by the COVID-19 pandemic and other macroeconomic factors, and the resulting decline in the market price of the Company’s common stock, the Rights Plan is designed to protect stockholders, including by keeping any party from obtaining effective control of the Company without paying a fair control premium and preventing any one stockholder from effectively blocking strategic actions that may be beneficial to all stockholders. The Rights Plan is not designed to prevent any action that the Board of Directors determines to be in the best interest of the Company and its stockholders. The Rights Plan will ensure that the Board of Directors remains in the best position to discharge its fiduciary duties to the Company and its stockholders.

The adoption of the Rights Plan is not in response to any specific effort to acquire or influence control of the Company.

The Rights Plan includes certain recognized stockholder protections that emphasize its limited focus. The Rights Plan has a limited duration and expires on April 28, 2021, but the Board of Directors may consider earlier termination. The Rights Plan will generally be triggered only if a person or group of persons acquires beneficial ownership of 10% or more of the Company's outstanding common stock (20% or more in the case of eligible passive institutional investors). SCF Partners and its related parties, which currently are the beneficial owners of approximately 16% of the outstanding common stock, are exempted under the plan. Any other stockholder or group that currently has beneficial ownership of more than 10% is grandfathered, but may not acquire additional shares constituting one percent or more of the then outstanding shares of the Company's common stock without triggering the Rights Plan.

If the rights become exercisable, each holder other than the person or group triggering the Rights Plan will be entitled to acquire shares of common stock at a 50% discount or the Company may exchange each right held by such holders for one share of common stock. The Rights Plan will expire one year from its adoption.

Further details regarding the Rights Plan will be contained in Form 8-K filed by the Company with the SEC.

Forum Energy Technologies is a global oilfield products company, serving the drilling, downhole, subsea, completions and production sectors of the oil and natural gas industry. The Company’s products include highly engineered capital equipment as well as products that are consumed in the drilling, well construction, production and transportation of oil and natural gas. Forum is headquartered in Houston, TX with manufacturing and distribution facilities strategically located around the globe. For more information, please visit www.f-e-t.com.

Exhibit 99.1

Forward Looking Statements and Other Legal Disclosure

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include those relating to the effects and results of the rights plan, the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including with respect to restoring compliance with NYSE continue listing standards.
These statements are based on certain assumptions made by the Company based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Among other things, these include actions by the Company’s board and its stockholders, the volatility of oil and natural gas prices, oilfield development activity levels, the availability of raw materials and specialized equipment, the Company's ability to deliver backlog in a timely fashion, the availability of skilled and qualified labor, competition in the oil and natural gas industry, governmental regulation and taxation of the oil and natural gas industry, the Company's ability to implement new technologies and services, the availability and terms of capital, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company's business, and other important factors that could cause actual results to differ materially from those projected as described in the Company's filings with the U.S. Securities and Exchange Commission.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Source: Forum Energy Technologies, Inc.
Company Contact
Pablo Mercado
Chief Financial Officer
281.949.2539
pablo.mercado@f-e-t.com

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